Exhibit 5.06

VIA E-MAIL / ORIGINAL BY COURIER Flextronics International Ltd.
2 Changi South Lane Singapore 486123

Budapest, 16 July 2013

DR ZOLTÁN FALUDI

Tel: +36 1 4848800
Fax: +36 1 484 8825
zoltan.faludi@wolftheiss.com

FALUDI WOLF THEISS
Kálvin tér 12-13.
Kálvin Center, 4. em.
H-1085 Budapest
Re: LEGAL OPINION
T +36 1 4848 800
F +36 1 4848 825

budapest@wolftheiss.com
www.wolftheiss.com

Dear Sirs,

We have acted as Hungarian counsel to Flextronics International Kft (registered seat: 8660 Tab, Munkás utca 28., Hungary; the “Company”) in connection with the filing by Flextronics International Ltd., a Singapore corporation (“FIL”) of a Form S-4 registration statement (the “Form S-4”) under the Securities Act of 1933, as amended (the “Act”) with the U.S. Securities and Exchange Commission (the “SEC”) to register an exchange offer by which FIL would issue, pursuant to the Indenture (as defined below), new notes having terms substantially identical to the outstanding senior unsecured debt securities of FIIL (the “Notes”) in the aggregate principal amount of One Billion U.S. dollars (US$1,000,000,000) (except that the new notes will not be subject to transfer restrictions under U.S. securities laws) in exchange for outstanding Notes (the “Exchange Notes”).

For the purposes of expressing the opinions set forth herein, we have made in respect of the Purchase Agreement and the other Transaction Documents (as defined below) such examinations of the laws of Hungary in effect on the date hereof, as applied by Hungarian courts on such date. We do not purport to be qualified to render or express any opinion, herein, as to the laws of any jurisdiction, other than those of Hungary. We express no opinion as to matters of fact.

1. Documents

For the purposes of expressing the opinions set forth below, we have examined executed originals or copies certified to our satisfaction of the following documents or certificates:

ALBANIA  AUSTRIA  BOSNIA & HERZEGOVINA  BULGARIA  CROATIA  CZECH REPUBLIC  HUNGARY  ROMANIA  SERBIA  SLOVAK REPUBLIC  SLOVENIA  UKRAINE

Partnerlist: www.wolftheiss.com/partnerlist

Our operations in the various locations comply with the requirements of the relevant local law and local bar rules, including cooperation with independent local attorneys.

1.1  a pdf. copy of the duly executed Indenture, including the guarantee of the Company (the “Guarantee”) provided for therein (the “Indenture”), dated 20 February 2013, among FIL, the subsidiary guarantors of FIL party thereto, and a bank to act as trustee, registrar, paying agent and transfer agent in connection with the Notes (as defined therein);

1.2 a trade registry extract dated 06 June 2013 concerning the Company obtained from the official on-line service of the Ministry of Justice (the “Trade Registry Extract”);

1.3 a pdf. copy of the Company’s articles of association dated 12 December 2012 (the “Articles of Association”);

1.4 the pdf. copy of the written resolution of the quotaholders of the Company dated 12 February 2013 together with the connecting invitation and confirmation letters of the managing directors authorizing the Company to execute the Purchase Agreement; and

1.5 the pdf. copy of the written resolution of the supervisory board of the Company dated 18 February  2013  approving the execution of the Purchase Agreement; and

1.6  a pdf. copy of the Certificate of the Managing Directors (the “Certificate of the Managing Directors”) dated 20 February 2013

(the documents referred to in section 1.1 above are together the “Transaction Documents and the documents referred to in section 1.3 through 1.6 above are together the “Corporate Documents”).

We have relied exclusively on the above-listed documents for the purposes of providing the opinions expressed below. In this opinion references to the “Documents” shall be construed as references to the Indenture and the other documents listed in this Section 1 (Documents) of this opinion.

2. Assumptions

With your consent and for the purposes of this opinion letter, we have assumed (without making any investigation) the following:

2.1 the Documents submitted to us as originals are authentic or the Documents submitted to us as copies of originals are complete and conform to the original documents;

2.2 all signatures, stamps, seals on the Documents submitted to us are genuine;

2.3 there have been no changes or amendments to the Documents in the form examined by us;

2.4 the Documents were in fact executed by the persons whose names are printed in the Documents;

2.5 the parties to the Transaction Documents have not passed a voluntary winding-up resolution, and no petition has been presented or legal proceedings have been commenced or order made by a court for the winding-up, dissolution, bankruptcy, liquidation, ex officio termination or analogous proceedings in any jurisdiction, or for the appointment of an administrator or similar officer in relation to the parties to the Transaction Documents, or any of its respective assets or revenues; furthermore, the information disclosed in the Trade Registry Extract referred to in this opinion was correct and complete and remains correct and complete as at the date of this opinion;

2.6 all parties to the Transaction Documents other than the Company have obtained all approvals of any governmental, judicial and public body or authority required in connection with the execution of the Transaction Documents and the performance of such parties’ obligations thereunder, and all such approvals are in full force and effect;

2.7 each party to the Transaction Documents (other than the Company) is a corporation or other legal entity, duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has full legal and corporate (and other organizational) right, power and authority to execute the Transaction Documents;

2.8 all parties to the Transaction Documents other than the Company have the capacity, power and authority to enter into the Transaction Documents and to execute the Transaction Documents;

2.9 the Transaction Documents were duly authorized, executed and delivered by the parties other than the Company and the obligations of all parties under any applicable law are legal, valid and binding;

2.10 the due execution of the Transaction Documents and the performance of the obligations undertaken by the parties other than the Company thereunder do not contravene any provisions of their respective constitutive documents;

2.11 the Transaction Documents do not conflict with, or violate, any laws outside of Hungary, governmental decree, ordinance, requirement, duty, or contractual or statutory obligation or similar acts established by any of the jurisdictions of any of the parties to the Transaction Documents;

2.12 the Transaction Documents creates valid and legally binding obligations under the laws of New York;

2.13 there are no provisions of the laws of any jurisdiction outside Hungary that would have any implication for the opinions we express and that as far as the laws of any jurisdiction outside Hungary may be relevant, such laws have been or will be complied with;

3. Opinions

Based upon and subject to the foregoing and subject further to the exclusions and qualifications set forth below, we are of the opinion that:

3.1 the Company is duly incorporated, validly existing and qualified to do business under Hungarian law;

3.2 the Company has all full corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee;

3.3 the execution and delivery of the Indenture and the Guarantee and the performance of its obligations under the Indenture and the Guarantee by the Company have been duly authorized by all requisite action on the part of the Company.

4. Qualifications

The opinions set forth above are subject to the following exclusions and qualifications:

4.1 this opinion is subject to all insolvency, bankruptcy, liquidation or other similar laws affecting the rights of creditors generally and we express no opinion as to whether any provision in the Transaction Documents conferring a right of set-off or similar right would be effective against a liquidator, administrator or creditor;

4.2 the opinions expressed in point 3.1 of this opinion letter that the Company is registered and existing under the laws of Hungary is based solely upon our examination of the Trade Registry Extract. Without limiting the generality of that assumption, it should be noted that:

(i)                          a trade registry extract is not capable of revealing in all circumstances whether or not a petition for the winding-up, liquidation, re-organization or analogous proceeding has been presented, or whether a court order for the ex officio termination of the Company has been issued, or whether a petition for the appointment of an administrator or similar officer in relation to the Company has been presented; and

(ii)                       notice of a winding-up, liquidation, re-organization or analogous proceeding, order or resolution, notice of a court order for the ex officio termination of the Company and notice of the appointment of an administrator or similar officer in relation to the Company may not be filed with the competent court, acting as a court of registration, immediately and, therefore, there may be a delay in the relevant notice appearing on the file of the Company concerned;

4.3 we do not express any opinion as to the enforceability of the terms of the Transaction Documents, nor as to the legal, valid and binding effect or enforceability of the Transaction Documents on any party thereto;

4.4 we express no opinion on the accuracy or completeness of any statements or warranties of fact set out in the Transaction Documents, which statements and warranties we have not independently verified;

4.5 where an assumption is stated to be made in this opinion, we have not made any investigation with respect to the matters that are subject of such assumption;

We express no opinion except as expressly and specifically set forth in this opinion letter, and no opinions may be implied or inferred. The opinions contained herein are limited to the current laws in effect in Hungary and we express no opinion on the laws of any jurisdiction other than the current laws of Hungary.

The legal concepts used in this opinion are expressed in English terms and not in their original Hungarian terms. These legal concepts may not necessarily be considered identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. Where we have used English terms for Hungarian legal terms, we have used such English terms as we considered appropriate.

The opinions set forth in this opinion letter are given only as of the date hereof and we disavow any undertaking or obligation to advise you of any changes in law or any facts or circumstances that may hereafter occur or come to our attention that could affect such opinions.

This opinion letter is given solely in connection with the filing of the Form S-4 and may be relied upon by Curtis, Mallet-Prevost, Colt & Mosle LLP and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  This opinion letter shall not to be quoted or referred to in any public document or filed with anyone without our prior written consent. The competent courts in Budapest shall have exclusive jurisdiction for any dispute arising out of or in connection with this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Form S-4 and to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Form S-4.  By giving of this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Yours faithfully,

/s/ dr. Zoltán Faludi

dr. Zoltán Faludi

Faludi Wolf Theiss Law Firm